Exhibit 5.1

January 9, 2018

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alliance MMA, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of a “shelf” registration statement (the “Registration Statement”) on Form S-3 (File No. 333-221295) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on December 1, 2017, registering for sale by the Company of up to $20 million of its securities, including shares of common stock, par value $0.001 per share (the “Common Stock”), shares of preferred stock, par value $0.001 per share, debt securities, warrants and units; and (ii) the preparation and filing of a prospectus supplement pursuant to Rule 424(b) of the Securities Act, dated January 9, 2018 (the “Prospectus Supplement”), regarding the offer and sale by the Company of (a) 2,150,000 shares of Common Stock (the “Shares”), (b) warrants to purchase 1,935,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $1.10 per share (the “Warrants”), and (c) up to an additional 322,500 Shares and Warrants to purchase 290,250 Warrant Shares to cover over-allotments, if any.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601 of Regulation S-K.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to us by or on behalf of the Company. In passing upon certain corporate records and documents of the Company, we have assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based on the foregoing, we are of the opinion that (a) the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when (i) they have been duly executed and countersigned as provided therein and (ii) duly delivered to the holders thereof against payment of the agreed upon consideration therefor in accordance with the Underwriting Agreement and (b) the Shares and the Warrant Shares are duly authorized and, when and if duly issued and delivered and paid for in the manner and for the consideration contemplated by each of the Registration Statement, the Prospectus Supplement and, in the case of the Warrant Shares, the terms of the Warrants, the Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares, the Warrants and the Warrant Shares pursuant to the Registration Statement and the Prospectus Supplement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

MAZZEO SONG P.C.

By:	/s/ Robert L. Mazzeo
Robert L. Mazzeo